UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2018

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 E. Sonterra Blvd. Suite No. 1220

San Antonio, Texas 78258

(Address of principal executive office, including zip code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement

On February 20, 2018, Lilis Energy, Inc. (the “Company”) entered into the following amendments to its existing credit agreements (collectively, the “Amendments”): (i) Amendment No. 1 to Credit Agreement, amending the Amended and Restated Senior Secured Term Loan Credit Agreement, dated as of January 30, 2018, by and among the Company, certain subsidiaries of the Company, and Riverstone Credit Management LLC and (ii) Amendment No. 5 to Credit Agreement, amending the Credit Agreement dated as of April 26, 2017 (as amended to date, the “Second Lien Credit Agreement”), among the Company, certain subsidiaries of the Company, Wilmington Trust, National Association, and Värde Partners, Inc. and certain affiliated funds (collectively, “Värde”).

Pursuant to the Amendments and a consent letter received from the Purchasers (as defined below), in their capacity as the holders of all of the issued and outstanding shares of Series C Preferred Stock (as defined below), the Company has been granted the right to repurchase shares of its common stock (“Common Stock”) for an aggregate purchase price up to $10,000,000 (subject to certain exceptions and conditions).

The commencement of any such repurchase of shares of Common Stock would not occur until after the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and will be subject to compliance with applicable law, Board approval, and market conditions. The Company currently has approximately 54 million shares of Common Stock outstanding.

The foregoing descriptions of the terms of the Amendments are not complete and are qualified in their entirety by reference to the copies of the Amendment No. 1 to the Credit Agreement and the Amendment No. 5 to the Credit Agreement, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2018, Ariella Fuchs ceased serving as the Executive Vice President, General Counsel, and Secretary of the Company. The Company entered into an agreement with Ms. Fuchs pursuant to which she will receive severance and other consideration pursuant to the terms of her employment agreement and stock award agreements plus additional nominal consideration.

Item 7.01 Regulation FD Disclosure.

Pursuant to the terms of a Securities Purchase Agreement, dated January 20, 2018 (the “Securities Purchase Agreement”), by and among the Company and certain private funds affiliated with Värde Partners, Inc. (the “Purchasers”), relating to the purchase of preferred stock of the Company, designated as “Series C 9.75% Convertible Participating Preferred Stock” (the “Series C Preferred Stock”), and the terms of the Certificate of Designation (the “Certificate of Designation”) for the Series C Preferred Stock, John Johanning and Markus Specks have been designated by the Purchasers for appointment to the Board of Directors (the “Board”) of the Company. The Securities Purchase Agreement and the Certificate of Designation were previously filed as Exhibits 2.1 and 3.1, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2018.

The Company expects that Mr. Johanning and Mr. Specks will be appointed to the Board on or around March 1, 2018 at a meeting of the Board. The appointments would fill two vacancies previously created by the Board’s increase in the number of directors constituting the entire Board

Neither Mr. Johanning nor Mr. Specks is expected to serve as a member of any Board committee as of the date of their appointment to the Board.

Mr. Johanning and Mr. Specks are technical and managing directors, respectively, of Värde Partners, Inc. and/or its affiliates. Värde Partners, Inc. is the lead lender under the Second Lien Credit Agreement, and Värde holds all of the issued and outstanding shares of Series C Preferred Stock. As such, Värde beneficially owns a significant portion of our common stock as a result of their respective conversion rights under the Second Lien Credit Agreement and the Series C Preferred Stock.

Other than as described above, neither Mr. Johanning nor Mr. Specks has any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Upon their appointment to the Board, each of Mr. Johanning and Mr. Specks will receive compensation as a non-employee director consistent with the Company’s standard compensation practices for non-employee directors, which includes the following: (i) an initial grant of 10,000 restricted shares of Common Stock to be granted on the first business day on or after January 31 of each year (the “Annual Equity Date”), which Common stock shall vest in three equal annual installments upon the anniversary of each Annual Equity Date; (ii) $60,000 in annual cash compensation as director’s fees, paid quarterly; (iii) an annual grant of shares of Common Stock equal to $60,000 divided by the most recent per share closing price of the Common Stock on each Annual Equity Date; and (iv) a grant on the Annual Equity Date of 45,000 options to purchase shares of Common Stock, of which 25,000 vest immediately and 20,000 vest in three equal annual installments upon the anniversary of the Annual Equity Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2018	LILIS ENERGY, INC.

	By:	/s/ Joseph C. Daches
Executive Vice President, Chief Financial Officer and Treasurer